Exhibit 99.2

JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of Gannett Co., Inc., a Delaware corporation (the “Company”);

WHEREAS, MNG Enterprises, Inc., MNG Holdings LLC, Strategic Investment Opportunities LLC, Alden Global Capital LLC, Heath Freeman (collectively, “MNG”), and Dana Needleman and Steven Rossi wish to form a group for the purpose of seeking representation on the Board of Directors of the Company (the “Board”) at the 2019 annual meeting of stockholders of the Company (including any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”) and for the purpose of taking all other action necessary to achieve the foregoing.

NOW, IT IS AGREED, this 29th day of April 2019 by the Parties hereto:

1.       In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company. Each member of the Group shall be responsible for the accuracy and completeness of his/her/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2.       So long as this Agreement is in effect, each of the undersigned shall provide written notice to Olshan Frome Wolosky LLP (“Olshan”), such notice to be given no later than 24 hours after each such transaction, of (i) any of their purchases or sales of securities of the Company or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership. For purposes of this Agreement, the term “beneficial ownership” shall have the meaning of such term set forth in Rule 13d-3 under the Exchange Act.

3.       So long as this agreement is in effect, each of Mr. Rossi and Ms. Needleman agrees to provide MNG advance written notice prior to effecting any purchase, sale, acquisition or disposal of any securities of the Company which he or she has, or would have, direct or indirect beneficial ownership so that MNG has an opportunity to review the potential implications of any such transaction in the securities of the Company and pre-clear any such potential transaction in the securities of the Company by Mr. Rossi and Ms. Needleman. Each of Mr. Rossi and Ms. Needleman agrees that he or she shall not undertake or effect any purchase, sale, acquisition or disposal of any securities of the Company without the prior written consent of MNG.

4.       Each of the undersigned agrees to form the Group for the purpose of (i) soliciting proxies or written consents for the election of the persons nominated by the Group to the Board at the Annual Meeting, (ii) taking such other actions as the parties deem advisable, and (iii) taking all other action necessary or advisable to achieve the foregoing.

5.       Each of the undersigned agrees that any SEC filing, press release or shareholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 4 shall be first approved by MNG, or its representatives, which approval shall not be unreasonably withheld.

6.       The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he/it deems appropriate, in his/its sole discretion, provided that all such sales are made in compliance with all applicable securities laws.

7.       This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8.       This Agreement is governed by and will be construed in accordance with the laws of the State of New York. In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

9.       Any party hereto may terminate his/her/its obligations under this Agreement on 24 hours’ written notice to all other parties, with a copy by fax to Andrew Freedman at Olshan, Fax No. (212) 451-2222.

10.       Each Party acknowledges that Olshan shall act as counsel for both the Group and MNG relating to their investment in the Company.

11.       Each of the undersigned Parties hereby agrees that this Agreement shall be filed as an exhibit to any Schedule 13D required to be filed under applicable law pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

[Signature page follows]

2

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.

MNG Enterprises, Inc.

By:	/s/ Marshall Anstandig
	Name:	Marshall Anstandig
	Title:	Authorized Signatory

MNG Investment Holdings LLC

By:	MNG Enterprises, Inc., its sole member

By:	/s/ Marshall Anstandig
	Name:	Marshall Anstandig
	Title:	Authorized Signatory

Strategic Investment Opportunities LLC

By:	MNG Investment Holdings LLC, its managing member

By:	MNG Enterprises, Inc., its sole member

By:	/s/ Marshall Anstandig
	Name:	Marshall Anstandig
	Title:	Authorized Signatory

Alden Global Capital LLC

By:	/s/ Heath Freeman
	Name:	Heath Freeman
	Title:	President

/s/ Heath Freeman
Heath Freeman Individually and as attorney-in-fact for Dana Needleman and Steven Rossi